Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

February 5, 2015

between

ULTRA CLEAN HOLDINGS, INC.

DRAKE ACQUISITION SUBSIDIARY, INC.

and

MARCHI THERMAL SYSTEMS, INC.

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS

i

Page

Section 11.08. WAIVER OF JURY TRIAL.	60
Section 11.09. Counterparts; Effectiveness; Third Party Beneficiaries.	60
Section 11.10. Entire Agreement.	61
Section 11.11. Bulk Sales Laws.	61
Section 11.12. Severability.	61
Section 11.13. Specific Performance.	61

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Offer Letter
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Assignment and Assumption of the Lease
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Consulting Agreement
Exhibit G	Assignment of Letters Patent and Applications for Letters Patent
Exhibit H	Real Property Lease Guaranty

Schedule I	Seller Disclosure Schedule
Schedule II	Buyer Disclosure Schedule
Schedule III	Estimated Closing Adjustment
Schedule IV	Estimated Apportioned Tax Obligations and Transfer Taxes

ASSET PURCHASE AGREEMENT

This AGREEMENT (this “Agreement”) is dated as of February 5, 2015 between Ultra Clean Holdings, Inc., a Delaware corporation (“Parent”), Drake Acquisition Subsidiary, Inc., a Delaware corporation (“Buyer”), and Marchi Thermal Systems, Inc., a California corporation (“Seller”).

W I T N E S S E T H :

WHEREAS, Seller conducts a business, which manufacturers thermal solutions used in gas delivery systems and non-gas delivery systems for the semiconductor capital equipment industry (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller wishes to sell to Buyer, the Business, comprising all of the assets of Seller (excluding certain specified assets as provided herein), upon the terms and subject to the exceptions and conditions hereinafter set forth;

WHEREAS, the board of directors of Seller (i) has determined that the sale of the Business as provided herein is fair to and in the best interests of Seller and the shareholders of Seller and has approved and adopted this Agreement and the transactions contemplated hereby and (ii) has unanimously recommended the approval and adoption of this Agreement by the shareholders of Seller;

WHEREAS, shareholders of Seller holding all of the votes represented by the outstanding shares of capital stock of Seller entitled to vote on the sale of all or substantially all of the assets of Seller have executed written consents approving and adopting this Agreement and the transactions contemplated hereby in accordance with the California Corporations Code and Seller’s articles of incorporation and bylaws;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, each of the Key Executives, excluding James Hawthorne, is entering into an offer letter in the form attached hereto as Exhibit B (collectively, the “Offer Letters”), which shall become effective at the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, James Hawthorne is entering into a consulting agreement in the form attached hereto as Exhibit F (the “Consulting Agreement”), which shall become effective at the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, each of John Ma, James Hawthorne and

TSCP LLC is entering into a Non-Competition Agreement in the form attached hereto as Exhibit C (a “Non-Competition Agreement”), which shall become effective at the Closing.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, unless expressly specified otherwise.

“Apportioned Tax Obligations” means real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business for a Pre-Closing Tax Period or a Straddle Tax Period and that are paid after the Closing Date.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit A.

“Assignment of Letters Patent and Applications for Letters Patent” means the Assignment of Letters Patent and Applications for Letters Patent to be entered into at the Closing, substantially in the form attached hereto as Exhibit G

“Balance Sheet” means the audited balance sheet of the Business as of December 31, 2013.

“Balance Sheet Date” means December 31, 2013.

“Bill of Sale” means the Bill of Sale to be entered into at the Closing, substantially in the form attached hereto as Exhibit E.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Applicable Law to close.

“Buyer Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Buyer to Seller.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Control Payments” means all amounts (including any bonus, severance or other payments) that shall become payable (whether currently or in the future) to any employees, consultants or contractors of Seller or any other Person as a result of or in connection with any “change of control” provision binding on Seller triggered by the Closing of the sale of the Purchased Assets or any other transaction contemplated by this Agreement (either alone or together with any other trigger event), together with the employer portion of all payroll Taxes or similar employer Taxes relating thereto.

“Closing Adjustment” means (a) the amount, if any, by which Closing Adjusted Working Capital exceeds Minimum Adjusted Working Capital, less (b) the amount, if any, by which Minimum Adjusted Working Capital exceeds Closing Adjusted Working Capital, calculated in accordance with GAAP and using the same accounting methodologies, principles and procedures applied by Seller in the preparation of the Balance Sheet.

“Closing Adjusted Working Capital” means the excess of (a) the current assets of the Business that constitute Purchased Assets (including net inventory), over (b) the current liabilities of the Business that constitute Assumed Liabilities (but, in each case, excluding all Tax assets and liabilities), calculated in accordance with GAAP and using the same accounting methodologies, principles and procedures applied by Seller in the preparation of the Balance Sheet.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, leases, licenses, sub-licenses, commitments, sales and purchase orders and statements of work and other instruments, whether written or oral.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller, any property now or previously owned, leased or operated by Seller, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed on Section 3.25 of the Seller Disclosure Schedule).

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business, the Purchased Assets or the Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Estimated Seller Apportioned Tax Obligations and Transfer Taxes” means the Apportioned Tax Obligations and Transfer Taxes expressly allocated to Seller under Section 8.01(b) and (c), as estimated by Seller and set forth on Schedule IV.

“Estimated Closing Adjustment” means the estimate of the Closing Adjustment set forth on Schedule III hereto (including reasonably detailed supporting calculations).

“Fundamental Representations” means, with respect to Seller, the representations and warranties contained in Section Section 3.01(a) (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.03 (Governmental Authorization), Section 3.04 (Seller Board Approval), Section 3.05 (Seller Shareholder Approval), Section 3.06 (Noncontravention) (other than clause (iii) thereof), Section 3.16 (Sufficiency of and Title to the Purchased Assets), Section 3.22 (Finders’ Fees) and Section 3.26 (Taxes) and, with respect to Buyer and Parent, Section 4.01 (Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04 (Government Authorization) and Section 4.05 (Noncontravention).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hayward Lease” means the January 1, 2014 lease between Seller and Transmeridian Properties, LLC for 3100-3108 Diablo Avenue, Hayward, California 94545.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Holdback Amount” means $250,000.

“Indebtedness” means, without duplication, with respect to any Person, (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations for borrowed money or extensions of credit of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the types of obligations described in clauses (i)-(v) above, of any other Person, in each such case as set forth in (i) –(vi) including any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date and any success fee payable thereunder in connection with the Closing.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) rights of publicity, (iv) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (v) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (vi) mask works, (vii) computer software (including source code, object code, firmware, operating systems and specifications), (viii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (ix) industrial designs (whether or not registered), (x) databases and data collections, (xi) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (xii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xiii) all rights in all of the foregoing provided by treaties, conventions and common law and (xiv) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology, network and communications equipment, and all associated documentation owned by or licensed, leased or used by or in connection with the Business (excluding any public networks).

“Key Executive” means each of James Hawthorne, John Ma, Joe Williams, Lisa Gardella, Olinda Lima, Vivian Frianeza and Prasad Petkar.

“knowledge” of Seller means the actual knowledge of James Hawthorne or John Ma or their direct reports and of Parent or Buyer means the actual knowledge of Parent’s Chief Executive Officer or Chief Financial Officer or their direct reports.

“Lease Assignment” means an Assignment and Assumption of the Hayward Lease, in the form attached hereto as Exhibit D.

“Lease Deposit” means the Twenty Five Thousand Seven Hundred Seven and 15/100 Dollars ($25,707.15) that Seller has previously paid to the landlord under the Hayward Lease.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to Seller or for which Seller has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, hypothecation, charge, easement, servitude, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Minimum Adjusted Working Capital” means $1,500,000.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or prospects of the Business, excluding any effect resulting from (A) changes in the general economic or political conditions in the United States of America not having a disproportionate effect on the Business relative to other participants in the industry in which the Business operates, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Business operates and not specifically relating to or having a disproportionate effect on the Business and (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a disproportionate effect on the Business relative to other participants in the industry in which the Business operates or (ii) Seller’s ability to consummate the transactions contemplated by this Agreement.

“MT Systems International” means MT Systems International, Inc., a Delaware corporation.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by Seller.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Straddle Tax Period, the portion of such Straddle Tax Period beginning after the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Tax Period, the portion of such Straddle Tax Period ending on the Closing Date.

“Real Property Lease Guaranty” means the Lease Guaranty relating to the Hayward Lease, in the form attached hereto as Exhibit H.

“Redwood City Lease” means the August 17, 2014 lease between Seller and The Irvine Company LLC, for 760 Bair Island Road, #102, Redwood City, California 94063.

“Representative(s)” means, with respect to any Person, such Person’s directors, managers, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives, in each case acting in such capacity.

“Seller Acquisition Expenses” means all fees and expenses accrued or incurred by or on behalf of Seller in connection with the negotiation of this Agreement and consummation of the Closing of the sale of the Purchased Assets or any of the other transactions contemplated hereby, including all legal, accounting, investment banking and financial advisory fees and expenses; but excluding Transfer Taxes incurred in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, any fees and expenses that are contingent upon the Closing shall be deemed to have been accrued as of immediately prior to the Closing.

“Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Parent and Buyer.

“Straddle Tax Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), any interest, penalty, addition to tax or additional amount relating thereto, or any liability for any of the foregoing as transferee, (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or being party to any agreement or arrangement, as a result of which liability of Seller to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of Seller for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding Seller that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Transaction Documents” means this Agreement, each of the Offer Letters, each of the Non-Competition Agreements, the Lease Assignment, the Bill

of Sale, the Consulting Agreement, the Assignment of Letters Patent and Applications for Letters Patent and the Real Property Lease Guaranty.

“Transfer Taxes” means any sales, use, value added, registration, stamp, recording, documentary, conveyancing, transfer, and similar Taxes (including any penalties and interest).

(a)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.05
Accounts Payable	2.04(a)
active employee	9.02
Agreement	Preamble
Allocation Statement	2.05
Assumed Liabilities	2.03
Audited Financial Statements	3.08
Basket	10.07(a)(ii)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	10.02
Cash Consideration	2.06
Closing	2.06
Consents	3.07
Consulting Agreement	Recitals
Damages	10.02
e-mail	11.01
Employee Plans	9.01
Excluded Assets	2.02
Excluded Liabilities	2.04
Financial Statements	3.08
Final Closing Adjustment	2.08(a)
Final Closing Adjustment Payment	2.08(b)
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Insurance Policies	3.19
Interim Financial Statements	3.08
Material Contracts	3.12(b)
Multiemployer Plan	9.01
Offer Letters	Recitals
Parent	Preamble
Parent Closing Statement	2.08
Permits	3.20
Permitted Liens	3.15
Press Release	6.02

Term	Section
Purchased Assets	2.01
Purchase Price	2.05
Registration Statement	7.01(a)
Registrable Shares	7.01(a)
Registration Expenses	7.03
Required Financial Statements	5.03(a)
SEC	5.04(a)
SEC Documents	4.10
Seller	Preamble
Seller Board Approval	3.04
Seller Dispute Notice	2.08(b)
Seller Indemnified Parties	10.02
Seller Shareholder Approval	3.05
Seller Indemnified Parties	10.01
Selling Expenses	7.03
Seller Mark	5.04(d)
Shortfall	2.08(d)(ii)
Significant Customer	3.29(a)
Significant Supplier	3.29(b)
Stock Consideration	2.06
Third Party Claim	10.03(a)
Title IV Plan	9.01
Trade Accounts Receivable	2.02(c)
Transferred Employees	9.02
WARN Act	6.03
Warranty Breach	10.02

Section 1.02. Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time, and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Purchase and Sale

Section 2.01. Purchase and Sale.   Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or arising from the conduct of the Business as the same shall exist on the Closing Date (the “Purchased Assets”), including all of Seller’s rights in any real property, and including all right, title and interest of Seller in, to and under, without duplication:

(a)      the Hayward Lease and leasehold improvements to the Real Property;

(b)      all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, including the items listed in Section 3.15(b) of the Seller Disclosure Schedule;

(c)      all raw materials, work-in-process, finished goods, supplies and other inventories;

(d)      all rights of Seller under its Contracts, including the Material Contracts listed in Section 3.12(a) of the Seller Disclosure Schedule, and all records and notices related thereto;

(e)      all accounts, notes and other receivables, except Trade Accounts Receivable;

(f)      all credits, prepaid expenses, including ad valorem Taxes, leases and rentals, rebates, deferred charges, advance payments, security deposits and other prepaid items;

(g)      all rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Business or the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(h)      all Licensed Intellectual Property Rights and Owned Intellectual Property Rights, including the items listed in Section 3.18 of the Seller Disclosure Schedule;

(i)      all IT Assets;

(j)      all transferable licenses, permits or other governmental authorization affecting, or relating in any way to, the Business or the Purchased Assets, including the items listed in Section 3.20 of the Seller Disclosure Schedule;

(k)      all books, records, files and papers, whether in hard copy or computer format, used in the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to any Tax imposed on the Purchased Assets or the Business, except for the closing book relating to the Company’s acquisition of certain assets from Celerity Inc.;

(l)      all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business;

(m)     all assets included in the calculation of Closing Adjusted Working Capital (as it is included in the calculation of the Final Closing Adjustment Payment); and

(n)      all rights of Seller to the return of the Lease Deposit.

Section 2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets, without duplication:

(a)      all of Seller’s cash and cash equivalents as of the Closing Date, wherever held, including all bank accounts of Seller;

(b)      all rights in and with respect to the insurance policies set forth in Section 3.19 of the Seller Disclosure Schedule;

(c)      all of Seller’s trade accounts receivable recorded in the ordinary course of business and in accordance with GAAP as of the Closing Date (the “Trade Accounts Receivable”);

(d)      all of the capital stock or other equity interest of Seller;

(e)      any Contract with MT Systems International;

(f)      the 2014 Porsche Carrera used by Mr. Hawthorne that is leased by Seller and the lease relating thereto;

(g)      all of Seller’s interest in the Redwood City Lease;

(h)      Seller’s consulting Contracts with Mark Watkins and TSCP LLC; and

(i)      The closing book relating to the Company’s acquisition of certain assets from Celerity Inc.

For the avoidance of doubt, the Purchased Assets do not include any of the assets of Seller’s Affiliate, MT Systems International.

Section 2.03. Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following enumerated liabilities, in each case solely to the extent relating to the Business and the Purchased Assets (and except for any Excluded Liabilities) (the “Assumed Liabilities”), without duplication:

(a)      all liabilities included in the calculation of Closing Adjusted Working Capital (as it is included in the calculation of the Final Closing Adjustment Payment);

(b)      all liabilities under warranty obligations relating to any products, assets or goods sold by the Business after the Closing Date;

(c)      all liabilities expressly allocated to Buyer under Article 9 hereunder;

(d)      all liabilities and obligations of Seller arising pursuant to the Contracts that are included in the Purchased Assets; provided that Buyer will not assume or be responsible for any liabilities or obligations attributable or relating to the period on or prior to the Closing Date or to liabilities that arise from breaches of such Contracts or defaults under such Contracts by Seller on or prior to the Closing Date, all of which shall constitute Excluded Liabilities;

(e)      Apportioned Tax Obligations and Transfer Taxes expressly allocated to Buyer under Section 8.01 and, except to the extent attributable to a breach of a representation, warranty or covenant of Seller, any other Taxes imposed on or with respect to the Business or the Purchased Assets that relate to a Post-Closing Tax Period; and

(f)      all other liabilities only to the extent relating to the Business or Purchased Assets and arising out of or in connection with any act, omission or circumstance occurring at any time after the Closing; provided, that with respect to Environmental Liabilities, this Section 2.03(f)) shall apply only to liabilities and obligations that relate to any condition existing as a result of any action, omission or circumstance occurring after the Closing.

For the avoidance of doubt, the Assumed Liabilities do not include any of the liabilities of Seller’s Affiliate, MT Systems International.

Section 2.04. Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Parent, Buyer nor any of their direct or indirect subsidiaries is assuming any liability or obligation of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising hereafter, other than the Assumed Liabilities.  All such other liabilities and obligations shall be retained by and remain liabilities and obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

(a)        all of Seller’s accounts payable arising on or prior to the Closing Date (the “Accounts Payable”);

(b)        any liability or obligation of Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes (except to the extent explicitly assumed in Section 2.03);

(c)        Apportioned Tax Obligations and Transfer Taxes expressly allocated to Seller under Section 8.01 and any other Taxes imposed on or with respect to the Business or the Purchased Assets that relate to the Pre-Closing Tax Period;

(d)        except to the extent provided in Section 9.02, any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation under any of Seller’s employee benefit agreements, plans or other arrangements listed in Section 9.01 of the Seller Disclosure Schedule;

(e)        all liabilities or obligations of Seller in respect of Indebtedness;

(f)        all Environmental Liabilities arising at or prior to the Closing or arising after the Closing to the extent that such Environmental Liability was caused by an action, omission or circumstance occurring at or prior to the Closing;

(g)        all liabilities arising out of any action, suit, investigation or proceeding before any court or arbitrator or any other Governmental Authority to the extent arising out of actions, omissions or events occurring prior to the Closing Date relating to the Business or the Purchased Assets, including any matters set forth in Section 3.13 of the Seller Disclosure Schedule;

(h)        all Seller Acquisition Expenses;

(i)        all Change of Control Payments;

(j)      all liabilities under warranty obligations relating to any products, assets or goods sold by the Business on or prior to the Closing Date;

(k)        all liabilities arising out of or relating to any product liability, infringement claims, breach of warranty or similar claim for injury (including death) to any Person or property that resulted from the use or misuse of Seller’s products or otherwise related to Seller’s products (including any action, suit, investigation or proceeding relating to any such liabilities) shipped or sold before the Closing Date;

(l)        any liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller to the extent arising out of actions, omissions or events occurring prior to the Closing Date;

(m)        any liability of Seller and any Affiliate thereof under this Agreement, the other Transaction Documents and the non-disclosure agreement signed by Seller and Parent in connection with the negotiation of this Agreement;

(n)        all liabilities arising out of or relating to any violation of Applicable Law by Seller or any of its Affiliates;

(o)        any liability relating to any shareholder or other equityholder of Seller, former shareholder or equityholder of Seller or any of their respective Affiliates;

(p)        any liability or obligation relating to an Excluded Asset, including, for the avoidance of doubt, (A) any and all liability relating to the lease for the 2014 Porsche Carrera used by Mr. Hawthorne that is leased by Seller, (B) any and all liability relating to the Redwood City

Lease and (C) any and all liability of Seller relating to MT Systems International;

(q)        any liability or obligation relating to the Employee Development Department Lien for unpaid employment taxes filed on October 24, 2014; and

(r)        all other liabilities of Seller or its Affiliates, including those relating to the Business or Purchased Assets, to the extent arising out of or in connection with any act, omission or circumstance occurring at any time at or prior to the Closing.

Section 2.05. Purchase Price; Allocation of Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) is $30,000,000 plus the Final Closing Adjustment (the “Cash Consideration”) and 1,437,500 shares of Parent Common Stock (the “Stock Consideration”). The Purchase Price shall be paid as provided in Section 2.06 and shall be subject to adjustment as provided in Section 2.08.

(a)      As promptly as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code.  If within 20 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days.  If within 20 days after the delivery of the Allocation Statement, Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days.  In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain a nationally recognized accounting firm mutually agreeable to Buyer and Seller who is independent of Buyer and Seller and their Affiliates (any such firm, an “Accounting Referee”) to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(b)      Seller and Buyer agree to (i) be bound for U.S. federal income Tax purposes by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing).

(c)      If an adjustment is made with respect to the Purchase Price pursuant to Section 2.08, the Allocation Statement shall be adjusted in accordance with

Section 1060 of the Code and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within 20 days after the determination of the Final Closing Adjustment, any disputed items shall be resolved in the manner described in Section 2.05(a). Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.05(b).

(d)      Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 2.06. Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 10:00 a.m. California time at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California, on the date hereof. The Closing shall be deemed to be effective as of 11:59 pm California time on February 5, 2015.  At the Closing:

(a)        Buyer shall deliver, or cause to be delivered, to Seller, an amount in cash in immediately available funds by wire transfer to an account of Seller designated by Seller by written notice to Buyer delivered two or more Business Days prior to the date hereof equal to:

(i)      the Cash Consideration;

(ii)     minus the Holdback Amount;

(iii)    plus the Estimated Closing Adjustment (which amount shall be subject to the potential true up set forth in Section 2.08); and

(iv)    minus the Estimated Seller Apportioned Tax Obligations and Transfer Taxes.

(b)        Buyer shall deliver, or cause to be delivered, to Seller, a stock certificate registered in Seller’s name, in proper form and bearing appropriate restrictive legends referring to the registration requirements of the 1933 Act, evidencing a number of shares of Parent Common Stock equal to the Stock Consideration;

(c)        Buyer shall deliver, or cause to be delivered, to Seller, counterparts to each of the Transaction Documents to which Buyer and/or one or more of its Affiliates is a party, duly executed by Buyer and/or such Affiliates, as applicable;

(d)        Seller shall deliver, or cause to be delivered, to Buyer, counterparts to each of the Transaction Documents to which Seller and/or one or more of its Affiliates is a party, duly executed by Seller and/or such Affiliates, as applicable;

(e)        Seller shall deliver, or cause to be delivered, to Buyer, such warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer and its counsel have deemed reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

(f)        Seller shall deliver to Buyer a receipt, duly executed by Seller, evidencing receipt by Seller of the Purchase Price payable by Buyer at the Closing;

(g)        Seller shall deliver to Buyer a certification, signed under penalties of perjury and dated as of the date hereof, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(h)        Seller shall deliver to Buyer a properly completed and executed Internal Revenue Service Form W-9 for Seller;

(i)        Each of Buyer and Seller shall deliver, or cause to be delivered, to the other party, such documents and instruments as such parties may reasonably request to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and

(j)        Seller shall deliver to Buyer a legal opinion from Seller’s counsel, dated as of the Closing Date, stating that, to the extent any of the Purchased Assets constitute assets that Seller acquired from Celerity Inc., Marchi acquired good and marketable title to such Purchased Assets from Celerity Inc. as part of Seller’s acquisition of assets from Celerity Inc. on September 29, 2008;

Section 2.07. Closing Adjusted Working Capital.

(a)      As promptly as practicable, but no later than 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (including reasonably detailed supporting calculations) setting forth Buyer’s good faith calculation of the Closing Adjustment (the “Parent Closing Statement”).

(b)      If Seller disagrees with Buyer’s calculation of the Closing Adjustment delivered pursuant to Section 2.07(a), Seller may, within 30 days after delivery of the Parent Closing Statement, deliver a written notice to Buyer disagreeing with such calculation and specifying Seller’s good faith calculation of the Closing Adjustment (including reasonably detailed supporting calculations)

and Seller’s grounds for such disagreement (such notice, the “Seller Dispute Notice”).  Any Seller Dispute Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Parent Closing Statement. If Seller fails to deliver a Seller Dispute Notice in proper form within such 30 day period, Buyer’s calculation of the Closing Adjustment shall be binding upon the parties.

(c)      If a Seller Dispute Notice shall be duly delivered pursuant to Section 2.07(b), Buyer and Seller shall, during the 30 days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Adjustment, which amount shall not be less than the amount thereof shown in the Parent Closing Statement nor more than the amount thereof shown in the Seller Dispute Notice.  If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause an Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Adjustment.  In making such calculation, such Accounting Referee shall consider only those items or amounts in the Parent Closing Statement as to which Seller has disagreed in the Seller Dispute Notice.  Such Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The cost of such review and report shall be borne (i) by Buyer if the difference between the Final Closing Adjustment and the calculation of the Closing Adjustment set forth in the Parent Closing Statement is greater than the difference between the Final Closing Adjustment and the calculation of the Closing Adjustment set forth in the Seller Dispute Notice, (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

(d)      Buyer and Seller shall reasonably cooperate with one another in the preparation of the calculation of the Closing Adjustment, including by providing the other party and its representatives with reasonable access during normal business hours to such party’s books, records, work papers, schedules, memorandum and other documents, facilities and personnel.

Section 2.08. Adjustment of Purchase Price.

(a)      “Final Closing Adjustment” means the Closing Adjustment set forth on the Parent Closing Statement if no Seller Dispute Notice is duly delivered pursuant to Section 2.07(b); or if a Seller Dispute Notice is duly delivered, as finally determined pursuant to Section 2.07(c); provided that, in no event shall the Final Closing Adjustment be less than Parent’s calculation of the Closing Adjustment set forth in the Parent Closing Statement or more than Seller’s calculation of the Closing Adjustment set forth in the Seller Dispute Notice.

(b)      If the Final Closing Adjustment is greater than Estimated Closing Adjustment, Buyer shall owe to Seller an amount in cash equal to the excess of the Final Closing Adjustment over the Estimated Closing Adjustment. If the Final Closing Adjustment is less than the Estimated Closing Adjustment, Seller shall owe to Buyer an amount in cash equal to the excess of the Estimated Closing Adjustment over the Final Closing Adjustment. The amount owed to Buyer or Seller pursuant to this Section 2.08(b), with interest as provided in Section 2.08(e), the “Final Closing Adjustment Payment.”

(c)      If Buyer owes the Final Closing Adjustment Payment to Seller, then, within five (5) Business Days of the determination of the Final Closing Adjustment Payment, Buyer shall pay, or cause to be paid, to Seller, in immediately available funds by wire transfer to an account of Seller designated by Seller by written notice to Buyer delivered two or more Business Days prior to the date of such payment, an amount in cash equal to the Final Closing Adjustment Payment.

(d)      If Seller owes the Final Closing Adjustment Payment to Buyer, then:

(i)      if the Final Closing Adjustment Payment is equal to or less than the Holdback Amount (to the extent thereof remaining as of the date of the Final Closing Adjustment Payment), the Holdback Amount payable to Seller pursuant to Section 2.09 shall be reduced by the Final Closing Adjustment Payment; or

(ii)      if the Final Closing Adjustment Payment exceeds the Holdback Amount remaining as of the date of the Final Closing Adjustment Payment (such excess, the “Shortfall”), then the Holdback Amount payable to Seller pursuant to Section 2.09 shall be reduced to $0 and, within five (5) Business Days of the determination of the Final Closing Adjustment Payment, Seller shall pay, or cause to be paid, to Buyer, in immediately available funds by wire transfer to an account of Buyer designated by Buyer by written notice to Seller delivered two or more Business Days prior to the date of such payment, an amount in cash equal to the Shortfall.

(e)      The amount of the Final Closing Adjustment Payment to be made pursuant to this Section 2.08 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.09. Holdback Amount.   The Holdback Amount shall constitute security solely for (i) adjustments to the Purchase Price pursuant to Section 2.08 and (ii) the indemnification obligations of Seller pursuant to Article 10, and shall be held by Buyer or an Affiliate of Buyer.  Any portion of the Holdback Amount remaining after reductions to such amount are made in accordance with this Agreement, and not the subject of a claim duly and timely made in accordance with Article 10 hereof, on the date that is 15 months following the Closing Date, shall be released to Seller, together with interest thereon, by wire transfer to an account of Seller designated in writing by Seller.

ARTICLE 3
Representations and Warranties of Seller

Subject to Section 11.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to each of Parent and Buyer as of the date hereof that:

Section 3.01. Corporate Existence and Power.

(a)           Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Seller has heretofore delivered to Buyer true and complete copies of the articles of incorporation and bylaws of Seller as currently in effect. Seller has no direct or indirect subsidiaries and does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, and Seller is not a member of or participant in any partnership, joint venture or similar Person.  No Affiliate of Seller, including MT Systems International, owns or holds any interest in the assets of the Business, other than by virtue of their ownership of Seller’s outstanding capital stock.

(b)           Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

Section 3.02. Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.  Each of this Agreement and the other Transaction Documents to which Seller is a party constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04. Seller Board Approval.  At a meeting duly called and held, or by unanimous written consent, in either case in accordance with Seller’s articles of incorporation and bylaws and the California Corporations Code, the board of directors of Seller (i) has determined that the sale of the Business as provided herein and the Purchased Assets is fair to and in the best interests of the stockholders of Seller and has approved this Agreement and the other Transaction Documents to which Seller is a party and the other transactions contemplated hereby and thereby and (ii) has recommended the approval and adoption of this Agreement and the other Transaction Documents to which Seller is a party by the stockholders of Seller in accordance with the California Corporations Code (the “Seller Board Approval”) and no other corporate actions on the part of the Board of Directors of Seller are necessary in connection with the authorization, execution and delivery of this Agreement or the other Transaction Documents to which Seller is a party by Seller and the performance by Seller of the transactions contemplated hereby and thereby.  Seller has delivered to Buyer a certified copy of the Seller Board Approval, which has not been revoked, rescinded or amended.

Section 3.05. Seller Shareholder Approval.  The adoption and approval of this Agreement and the other Transaction Documents to which Seller is a party by (i) the holders of at least a majority of the outstanding shares of common stock of Seller (the “Seller Shareholder Approval”) constitutes all of the votes, consents and approvals required of the shareholders of Seller for the authorization, execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated hereby and thereby.  At a meeting duly called and held, or by written consent, in either case in accordance with Seller’s articles of incorporation and bylaws and the California Corporations Code, the valid and effective Seller Shareholder Approval was obtained. Seller has delivered to Buyer a certified copy of the Seller Shareholder Approval, which has not been revoked, rescinded or amended.

Section 3.06. Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the articles of incorporation or bylaws of Seller, (ii) violate any Applicable Law, (iii) assuming the obtaining of all Consents, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

Section 3.07. Consents. Section 3.07 of the Seller Disclosure Schedule sets forth each agreement, Contract or other instrument binding upon Seller or any Permit (including any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party (the “Consents”).

Section 3.08. Financial Statements. Section 3.08 of the Seller Disclosure Schedule sets forth a true and complete copy of the audited balance sheet of Seller as of December 31, 2013 and the related audited statement of income and cash flows for the year ended December 31, 2013 (collectively, the “Audited Financial Statements”) and the unaudited interim balance sheet as of September, 30 2014 and the related unaudited interim statements of income and cash flows for the nine months ended September 30, 2014 and 2013 (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Seller as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(a)      The books of account and other financial records of Seller have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls adequate to maintain the integrity of Seller’s books and records.

(b)      Lautze & Lautze, who have delivered their report with respect to the Audited Financial Statements, were, at the time of such reports, and are currently, independent public accountants with respect to Seller within the meaning of the 1933 Act.

Section 3.09. Estimated Closing Adjustment.  The Estimated Closing Adjustment set forth on Schedule III represents Seller’s good faith estimate of the Closing Adjustment (including reasonably detailed supporting calculations), calculated in accordance with GAAP and using the same accounting methodologies, principles and procedures applied by Seller in the preparation of the Balance Sheet.

Section 3.10. Absence of Certain Changes.

(a)      Since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)      Since the Balance Sheet Date until the date hereof, except as set forth in Section 3.10 of the Seller Disclosure Schedule, Seller has not:

(i)      (A) declared, set aside or paid any dividend or other distribution with respect to any shares of the capital stock of Seller, (B) redeemed, repurchased or otherwise acquired any of the outstanding shares of the capital stock or other securities of Seller, or (C) made any other payment to or for the benefit of any equityholder of Seller or any Affiliate of any equityholder of Seller, including any return of capital, interest payment, management charge, service charge, consultancy or other fee, or any full or partial repayment of loans (collectively, “Restricted Payments”);

(ii)      incurred any capital expenditures or any obligations or liabilities with respect to the Business, except in the ordinary course of business consistent with past practice in an individual amount no greater than $10,000;

(iii)     acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Business, other than supplies and inventory in the ordinary course of business in a manner that is consistent with past practice;

(iv)    sold, leased, sublicensed, licensed, assigned, abandoned, transferred or otherwise disposed of, or created or incurred any Lien on, any assets that are or would be Purchased Assets, other than sales of inventory or non-exclusive licenses to any Owned Intellectual Property Rights or Licensed Intellectual Property Rights, in each case, made or granted in the ordinary course of business consistent with past practice;

(v)      except as set forth on Section 3.10(b)(v) of the Seller Disclosure Schedule, materially amended, modified, terminated, renewed or extended the Real Property Lease or entered into any other real property lease;

(vi)     made any loans, advances or capital contributions to, or investments in, any other Person;

(vii)    created, incurred, assumed, suffered to exist or otherwise become liable with respect to any Indebtedness;

(viii)   (A) entered into any agreement or arrangement, other than this Agreement or the Non-Competition Agreements, that limits or otherwise restricts in any material respect the conduct of Seller or the Business or any successor thereto or that reasonably could be expected to, after the Closing and as a result of the transactions contemplated by this Agreement, limit or restrict in any material respect the Business, Buyer or any of their respective Affiliates from engaging or competing in any line of business, in any location or with any Person, (B) entered into, amended or modified in any material respect or terminated any Contract material to Seller or the Business or otherwise waived, released or assigned any material rights, claims or benefits of the Business or (C) entered into any Contract that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(ix)     except as set forth in Section 3.10(b)(ix) of the Seller Disclosure Schedule, (A) granted or increased any severance or termination pay to (or amended any existing arrangement with) any director, officer or employee, (B) increased benefits payable under any existing severance or termination pay policies or employment agreements with employees, officers or directors, (C) entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer or employee, (D) established, adopted or amended (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee or (E) increased compensation, bonus or other benefits payable to any director, officer or employee;

(x)      changed the methods of accounting or accounting practice by Seller, except as required by concurrent changes in GAAP as agreed to by its independent public accountants and disclosed in the Financial Statements;

(xi)    settled, or offered or proposed to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against Seller, the Purchased Assets or the Business or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(xii)    agreed, resolved or committed to do any of the foregoing.

Section 3.11. No Undisclosed Material Liabilities.  There are no liabilities of the Business or Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a)        liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b)    liabilities disclosed in Section 3.11 of the Seller Disclosure Schedule; and

(c)    other undisclosed liabilities which, individually or in the aggregate, are not material to Seller, the Business or the Purchased Assets.

Section 3.12. Material Contracts.

(a)    Except as disclosed in Section 3.12(a) of the Seller Disclosure Schedule, Seller is not a party to or bound by:

(i)    any lease or sublease of personal property providing for annual rentals of $10,000 or more;

(ii)    any Contract relating to real property, including pursuant to which Seller or any other Person has a right to use, occupy or possess any real property;

(iii)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Seller of $25,000 or more or (B) aggregate payments by Seller of $150,000 or more;

(iv)    any sales, distribution or other similar Contract providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Seller of $25,000 or more or (B) aggregate payments to Seller of $150,000 or more;

(v)    any partnership, joint venture or other similar Contract or arrangement;

(vi)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vii)    any Contract granting any Person a right of first refusal or first offer or similar preferential right to purchase or acquire any Purchased Asset;

(viii)    any so called “requirements” Contract requiring Seller to purchase its requirements of a particular raw material, resource or product from a particular supplier or suppliers, or to purchase all or substantially all of the output or production of a particular supplier or suppliers;

(ix)    any Contract relating to Indebtedness;

(x)    any mortgage, deed of trust, pledge, security agreement, or other instrument or Contract granting a Lien on any Purchased Asset;

(xi)    any option, license, franchise or similar Contract (other than non-exclusive licenses to any Owned Intellectual Property Rights or Licensed Intellectual Property Rights granted in the ordinary course of business consistent with past practice);

(xii)    any agency, dealer, sales representative, marketing or other similar Contract;

(xiii)    any Contract that (A) limits the freedom of Seller or its employees, other than this Agreement or the Non-Competition Agreements, to (1) compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or (2) solicit, hire, retain or attempt to hire or retain any employee of any Person or (B) provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(xiv)    any Contract with or for the benefit of any Affiliate of Seller or otherwise with any director or officer of Seller or any of its Affiliates; or

(xv)    any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business.

(b)    Each Contract disclosed in any section of the Seller Disclosure Schedule or required to be disclosed pursuant to this Section 3.12 (collectively, the “Material Contracts”) is a valid, binding and enforceable agreement of Seller and is in full force and effect, and none of Seller or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  True and complete copies of each such Material Contract have been delivered to Buyer.

Section 3.13. Litigation.  There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller, threatened against or affecting, Seller, the Business or any Purchased Asset before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to be material to Seller, the Business or the Purchased Assets, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.14. Compliance with Laws and Court Orders.  Seller is not in violation of, has not since January 1, 2011 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law relating to the Purchased Assets or the conduct of the Business or to which Seller is subject.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Seller that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, the Purchased Assets or the Business or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.15. Properties.

(a)    The real property leased under the Hayward Lease represents all real property used or held for use in the Business, other than the Redwood City Lease, which Seller owns, leases, subleases, licenses or operates (all such real property, the “Real Property”). Section 3.15(a) of the Seller Disclosure Schedule correctly describes any Liens on Seller’s leasehold interests in the Real Property and specifies the name of the lessor, the lease term and the basic annual rent for the Real Property Lease.

(b)    Section 3.15(b) of the Seller Disclosure Schedule correctly describes all personal property used or held for use in the Business, including machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, which Seller owns, leases or subleases, in each case with an individual original cost or leased value of $10,000 or more, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

(c)    Seller has good title to, and, in the case of the Real Property and any other leased personal property, has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date.  No Purchased Asset is subject to any Lien, except:

(i)    Liens disclosed on the Balance Sheet;

(ii)    Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii)    Liens incurred in the ordinary course of business consistent with past practice which do not materially detract from the value of such Purchased Asset, or materially interfere with any present or intended use of such Purchased Asset (including, without limitation, non-exclusive licenses to any Intellectual Property Rights granted in the ordinary course of business) (clauses (i) - (iii) of this Section 3.15(b) are, collectively, the “Permitted Liens”).

(d)    There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Purchased Assets.

(e)    The Real Property comprises all real property used or held for use in connection with the conduct of the business and operations of the Business as presently conducted.

(f)    The Real Property Lease and all leases for personal property are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default by Seller or any event which with notice or lapse of time or both would constitute a default by Seller.

(g)    The equipment included in the Purchased Assets has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

(h)    The buildings and structures on the Real Property: (i) have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses; (ii) currently have access to public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures; and (iii) currently have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is materially necessary for the conduct of the Business.  To the knowledge of Seller, none of the buildings or structures on the Real Property substantially encroaches upon real property of another Person, and no building or structure of any other Person substantially encroaches upon any Real Property.

(i)    To the knowledge of Seller, the Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any Applicable Law relating to building, zoning, subdivision and other land use.

(j)    None of the Purchased Assets is an equity interest in an entity.

Section 3.16. Sufficiency of and Title to the Purchased Assets. The Purchased Assets (i) constitute all of the property and assets used or held for use in the Business (other than Excluded Assets) and (ii) except for the cash included in the Excluded Assets, are adequate to conduct the Business as currently conducted.

(b)    Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.17. Products.  Each of the products produced or sold by Seller in connection with the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.  There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws, and current industry practice with respect to its contents and use.

Section 3.18. Intellectual Property.

(a)    Section 3.18(a)(i) of the Seller Disclosure Schedule contains a true and complete list of all of the registrations and applications for registrations for Intellectual Property Rights included in the Owned Intellectual Property Rights.  Section 3.18(a)(ii) contains a true and complete list of all material agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for off-the-shelf computer software that are generally available on nondiscriminatory pricing terms) to which Seller is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights that are used or held for use in the Business as currently conducted.

(b)    The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the Business as currently conducted.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(c)    Seller has not given to any Person an indemnity in connection with any Intellectual Property Right, other than customary indemnities  that arise under standard form sales contracts used in the Business.

(d)    Seller has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person.  There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, threatened against or affecting, Seller or any present or former officer, director or employee of Seller (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by Seller with respect to the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that Seller infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.  Seller has not received from any third party an offer to license any Intellectual Property Rights of such third party for use in the Business.

(e)    None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the Business has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Seller, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(f)    Seller holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the licenses under the Licensed Intellectual Property Rights, free and clear of any Lien.  In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending.  Except as set forth in Section 3.18(f) of the Seller Disclosure Schedule, Seller has taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(g)    Except as set forth in Section 3.18(g) of the Seller Disclosure Schedule, to the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of Seller that are material to the Business and the value of which is contingent upon maintaining the confidentiality thereof.  None of the Intellectual Property Rights that are material to the Business and the value of which to the Business is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of Seller all of whom are bound by written confidentiality agreements that are part of Seller’s employee handbook, in the form previously disclosed to Buyer.

(h)    Except as set forth in Section 3.18(h) of the Seller Disclosure Schedule, Seller has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

(i)    With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the Business, Seller is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration.  None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an opposition or cancellation procedure.  None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an interference, protest, public use proceeding or third party reexamination request.

(j)    Except as set forth in Section 3.18(j) of the Seller Disclosure Schedule, all products sold by Seller, or any licensee of Seller, in connection with the Business and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to allow the proprietor to collect damages for infringement of all such Intellectual Property Rights associated therewith.

Section 3.19. Insurance Coverage.  Section 3.19 of the Seller Disclosure Schedule contains a list of all insurance policies and fidelity bonds relating to Seller, the Purchased Assets, the business and operations of the Business and its officers, directors and employees (collectively, the “Insurance Policies”).  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under the Insurance Policies have been timely paid and Seller has otherwise complied fully with the terms and conditions of the Insurance Policies.  The Insurance Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2012 and remain in full force and effect.  The Insurance Policies are of the type and scope and in amounts customarily carried by Persons conducting businesses similar to the Business. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Insurance Policies.  As of the Closing Date, Buyer and Parent are named as additional insureds with respect to each of the Insurance Policies.  After the Closing, Seller shall continue to have in place coverage under the Insurance Policies with respect to events occurring prior to the Closing.

Section 3.20. Licenses and Permits.  Section 3.20 of the Seller Disclosure Schedule correctly describes each material license, franchise, permit, certificate,

approval or other similar authorization affecting, or relating in any way to, the Purchased Assets or the Business (the “Permits”) together with the name of the Governmental Authority issuing such Permit.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, (i) the Permits are valid and in full force and effect, (ii) Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will have all of the right, title and interest in all the Permits.

Section 3.21. Inventories.  The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by Seller.  Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business consistent with past practice.  All such inventories are owned free and clear of all Liens.  All of the inventories recorded on the Balance Sheet consist of, and all inventories related to the Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice. Except as disclosed in Section 3.21 of the Seller Disclosure Schedule, no inventory of the Business is held on consignment or otherwise by third parties. With respect to the Business, Seller is not in possession of any inventory not owned by it, including goods already sold.

Section 3.22. Finders’ Fees.  Except for McGettigan, Wick & Co., LLC, whose fees and expenses are Excluded Liabilities and will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23. Selling Documents.  None of the documents or information required to be delivered to Buyer or Parent by Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents (which the parties agree includes documents and information provided to Buyer or Parent in the course of Buyer’s and Parent’s due diligence relating to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

Section 3.24. Employees.  Section 3.24 of the Seller Disclosure Schedule sets forth a true and complete list of (a) the names, titles, location, annual salaries and other compensation of all employees of the Business, and whether active or inactive (as defined in Section 9.02), and (b) the wage rates for non-salaried employees of the Business (by classification).  None of such employees has indicated to Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement, and none of such employees is subject to a collective bargaining agreement.

Section 3.25. Environmental Matters.

(a)    In connection with or relating to the Purchased Assets, Business or Real Property, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to Seller’s knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to Seller, the Purchased Assets, Business or Real Property and relating to or arising out of any Environmental Law.

(b)    There are no liabilities arising in connection with or in any way relating to Seller, the Purchased Assets, the Business or Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law; and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(c)    There are no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under the Real Property or in any Purchased Asset or any other property previously owned, leased or operated by Seller.

(d)    No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property previously owned, leased or operated by Seller.

(e)    Neither the Real Property, nor any property previously owned, leased or operated by Seller, nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances during the three year period ending on the Closing Date, is listed or, to Seller’s knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(f)    Seller is in compliance with all Environmental Laws and all Environmental Permits; such Environmental Permits are valid and in full force and effect and are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(g)    To Seller’s knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to any Purchased Asset or the Real Property, or any other property or facility previously owned or leased by Seller, which has not been delivered to Buyer at least 10 days prior to the date hereof.

(h)    None of the Purchased Assets or the Real Property is located in New Jersey or Connecticut.

Section 3.26. Taxes.

(a)    Seller has timely paid, or caused to be paid, all Taxes required to be paid, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(b)    Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to a Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

(c)    All Tax Returns in respect of the Business and the Purchased Assets required to have been filed have been timely filed (taking into account any extension of time to file granted or obtained) and are true and correct in all material respects.

(d)    No Tax Returns are required to be filed in connection with the Business or the Purchased Assets in any jurisdiction in which such Tax Returns are not currently being filed.

(e)    Seller has not received from any Taxing Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Business or the Purchased Assets, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdrawn.

(f)    There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of Seller, threatened with respect to Taxes of the Business or the Purchased Assets.

Section 3.27. Questionable Payments; Export Compliance.

(a)    None of Seller or any of its current or former members, shareholders, managers, directors, executives, officers, representatives, agents or employees (in each case, when acting in such capacity or otherwise on behalf of

Seller), directly or indirectly: (i) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) has established or maintained, or is maintaining, any fund of monies or other assets that is unlawful or that has not been recorded in the books and records of Seller; (v) has made at any time any false or fictitious entries on the books and records of Seller; or (vi) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or service that is a violation of any Applicable Law.

(b)    Seller has at all times been in compliance with all requirements of any United States Governmental Authority relating to export controls and economic sanctions.  Seller has not conducted any activity with respect to its business or its assets, including the Business and the Purchased Assets, in violation of any laws relating to trade control, including, without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Export Administration Regulations, the Trading with the Enemy Act or the various United States economic sanction and embargo programs codified in 31 C.F.R. Chapter V or in Executive Orders issued from time to time by the President of the United States, or any other United States export regulations.  Seller has not caused, permitted or allowed any other Person, to conduct any such activity with respect to any of its business or assets, including the Business and the Purchased Assets.  Seller is not subject to any action of any Governmental Authority that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to governmental bodies.  Except to the extent permitted under Applicable Law, Seller has not, directly or indirectly, sold any product or provided any service to or on behalf of, or otherwise engaged in any transaction with or involving, Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any Person identified on a United States government list.  There are no disclosures, violations, fines and penalties that Seller has incurred due to any violations or any export control regulation enforced by any Governmental Authority.

Section 3.28. Investment Purpose; Accredited Investor; Inspections.

(a)    Seller acknowledges that the Stock Consideration consists of shares of Parent Common Stock that have not been registered under the 1933 Act or under any state securities laws and may not be sold or transferred without compliance with applicable securities laws, pursuant to registration (pursuant to Section 7.01 hereof or otherwise) or exemption therefrom, and that the certificates representing such shares shall bear restrictive legends to such effect.

(b)    Seller (i) is acquiring the Stock Consideration pursuant to an exemption from registration under the 1933 Act solely for investment for Seller’s own account and not with a view to, or for sale in connection with, any distribution thereof, (ii) will not sell or otherwise dispose of any shares of Stock Consideration, except in compliance with the registration requirements or exemption provisions of the 1933 Act and any other applicable securities laws, (iii) has sufficient knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Stock Consideration and of making an informed investment decision and is capable of bearing the economic risks of such investment and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the 1933 Act).  Seller acknowledges and agrees that the information referred to in Rule 502 under the 1933 Act is publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system maintained by the SEC and Seller has reviewed and understands such information.

(c)    Seller has been given the opportunity to ask questions of and receive answers from Parent concerning Parent, Buyer, the Stock Consideration and other related matters.  Seller further represents and warrants to Parent and Buyer that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the shares of Stock Consideration and that Parent has made available to such Seller or its Representatives all documents and information relating to an investment in the Stock Consideration requested by or on behalf of Seller. In evaluating the suitability of an investment in the Stock Consideration, Seller has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Parent or Buyer.  Without limiting the generality of the foregoing, Seller acknowledges that none of Parent, Buyer or any of their respective Affiliates makes any representation or warranty with respect to the Stock Consideration, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

(d)    Rule 144.  Seller acknowledges, on behalf of itself and its shareholders, that the shares of Parent Common Stock representing the Stock Consideration must be held indefinitely unless subsequently registered under the 1933 Act (pursuant to Section 7.01 hereof or otherwise) or unless an exemption from such registration is available. Seller is aware of, and has made its shareholders aware of, the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Section 3.29. Customers; Suppliers.

(a)    Section 3.29 of the Seller Disclosure Schedule sets forth the names of the five (5) most significant customers (by dollar amount of sales) of the Business for the year ended December 31, 2013, and the period from January 1,

2014 through September 30, 2014 (each, a “Significant Customer” and collectively, the “Significant Customers”), and the approximate dollar amount of sales for each such customer during such periods. Seller has not received express written or oral notice from any Significant Customer that it intends to cease, and to the knowledge of Seller, no Significant Customer has ceased, will cease, or is reasonably likely to cease, to purchase the products of the Business or has substantially reduced, intends to substantially reduce, or is reasonably likely to substantially reduce the purchase by it of the aggregate amount of products from the Business (determined by reference to the market share of the aggregate amount of products purchased from the Business by such Significant Customer), whether as a result of the transactions contemplated hereby or otherwise.

(b)    Section 3.29 of the Seller Disclosure Schedule sets forth the names of the five (5) most significant suppliers (by dollar amount of purchases) of the Business for the year ended December 31, 2013, and the period from January 1, 2014 through September 30, 2014 (each, a “Significant Supplier” and collectively, the “Significant Suppliers”), and the approximate dollar amount of purchases from each such supplier during such periods. Seller has not received express written or oral notice from any Significant Supplier that it intends to cease, and to the knowledge of Seller, no Significant Supplier has ceased, will cease, or is reasonably likely to cease, to supply or support its products or services to the Business or has substantially reduced, intends to substantially reduce, or is reasonably likely to substantially reduce the supply or support of such products or services to the Business, or materially and adversely change the terms of such supply or support, whether as a result of the transactions contemplated hereby or otherwise.

(c)    Since December 31, 2013, Seller has not received any communication from any Significant Customer regarding any material complaints regarding or related to Seller’s products, performance or services (including with respect to their quality or conformity with specifications).

ARTICLE 4
Representations and Warranties of Parent and Buyer

Subject to Section 11.03, except as disclosed in the Buyer Disclosure Schedule, or in any Parent SEC Document filed or furnished prior to the date hereof, each of Parent and Buyer represents and warrants to Seller as of the date hereof that:

Section 4.01. Existence and Power.  Each of Parent and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on their respective businesses as now conducted. Parent has heretofore made available to Seller true and complete copies of the certificate of incorporation and bylaws of

Parent and Buyer, in each case as in effect as of the date of this Agreement (together with all amendments thereto).

Section 4.02. Corporate Authorization.

(a)    The execution, delivery and performance by Parent and Buyer of this Agreement and the other Transaction Documents to which Parent and/or Buyer are parties and the consummation of the transactions contemplated hereby and thereby are within the respective powers of Parent and Buyer and have been duly authorized by all necessary corporate action on the part of Parent and Buyer.  Each of this Agreement and each other Transaction Documents to which Parent and/or Buyer are parties constitute a valid and binding agreement of Parent and Buyer, as applicable, enforceable against Parent and Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    The Stock Consideration to be issued and delivered to Seller as part of the Purchase Price has been duly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions imposed by applicable securities laws, and shall not be subject to preemptive or similar rights of Parent’s stockholders.

Section 4.03. Ownership and Activities of Buyer. Parent, directly or indirectly, owns all of the issued and outstanding shares of common stock of Buyer. As of the date hereof, except for obligations or liabilities incurred in connection with its organization and except for the transactions contemplated by this Agreement, Buyer has not engaged in any other business activities or incurred any other obligations or liabilities, or entered into any agreements or arrangements with any Person, that would interfere with the transactions contemplated by this Agreement.

Section 4.04. Governmental Authorization.  The execution, delivery and performance by Parent and Buyer of this Agreement and the other Transaction Documents to which Parent and/or Buyer are parties and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the 1934 Act and (b) compliance with any applicable requirements of the 1933 Act.

Section 4.05. Noncontravention.  The execution, delivery and performance by Parent and Buyer of this Agreement and the other Transaction Documents to which Parent and/or Buyer are parties and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the respective certificates of incorporation or bylaws of Parent or Buyer or (ii)

assuming compliance with the matters referred to in Section 4.04, violate any material Applicable Law.

Section 4.06. Financing.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Cash Consideration payable at Closing and any other amounts to be paid by it hereunder.

Section 4.07. Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent or Buyer, threatened, against or affecting, Parent or Buyer before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.08. Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09. Parent’s and Buyer’s Investigation and Reliance. Parent and Buyer have conducted their own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Parent and Buyer acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Seller Disclosure Schedule); (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Seller Disclosure Schedule); and (c) subject in all respects to the representations and warranties set forth in this Agreement (including the related portions of the Seller Disclosure Schedule), Buyer is purchasing the Purchased Assets “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”, based upon the condition of the Purchased Assets as of the Closing Date.

Section 4.10. SEC Documents.  Since January 1, 2013, Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the 1934 Act or the 1933 Act (all such forms, reports, schedules, statements and other documents, as amended or corrected by subsequent forms, reports, schedules, statements and other documents since the time of filing, collectively, the “SEC Documents”).  Parent’s SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects (other than with respect to timeliness of filing) with the applicable requirements of the 1934 Act and the 1933 Act, as the case may be.

ARTICLE 5
Covenants of Seller

Seller agrees that:

Section 5.01.  Access to Information; Confidentiality.

(a)    After the Closing, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Business.  The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information but in no event less than reasonable care.

(b)    On and after the Closing Date, subject to Applicable Law, Seller will afford promptly to Parent and Buyer and their respective Representatives reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.

Section 5.02. Payment of Excluded Liabilities and Amounts Due to Buyer under Purchase Price Adjustment.

(a)    Seller shall pay in full when due, or make adequate provision for the payment in full when due of, (i) all of the Excluded Liabilities (including, without limitation, the Seller Acquisition Expenses and Change of Control Payments) and (ii) all amounts required to be paid by Seller to Buyer pursuant to Section 2.08.

(b)    Until the determination of the Final Closing Adjustment and, if Seller owes the Final Closing Adjustment Payment to Seller, Seller’s payment of the Final Closing Adjustment Payment pursuant to Section 2.08(c), Seller shall not (i) dissolve, (ii) make any distribution of the Cash Consideration, or (iii) otherwise transfer, sell, assign, pledge or encumber, directly or indirectly, any of the Cash Consideration, except, in the case of clause (ii) or (iii), to the extent that, immediately following any such distribution or other transfer, sale, assignment, pledge or encumbrance, Seller would be solvent and retain unrestricted cash of at least $1,500,000, free and clear of all Liens.

(c)    To the extent Seller distributes any shares of Parent Common Stock to its shareholders in one or more distributions following the Closing (each a “Distribution”), Seller covenants to Buyer and Parent that each Distribution shall be pursuant to a transaction registered or exempt from the registration requirements under the 1933 Act. Seller further covenants to Buyer and Parent that any Distribution to Seller’s shareholders will be conditioned, to the extent advisable upon the advice of counsel, on receipt by Seller of appropriate representations from such shareholders to establish the availability or applicability of such exemption from registration under the 1933 Act.  Seller further covenants to Parent and Buyer that it will ensure that each of Seller’s shareholders receiving Parent Common Stock in a Distribution acknowledges and understands that the issuance of the shares of Parent Common Stock pursuant to this Agreement, and such Distribution, has not been registered under the 1933 Act and may not be sold or transferred without compliance with applicable securities laws, pursuant to registration or exemption therefrom, and that the certificates representing such shares shall bear restrictive legends to such effect.

Section 5.03. Financial Statements.

(a)    Seller acknowledges that Parent will be required to include audited financial statements of Seller in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and in any registration statement filed with the SEC by Parent pursuant to the 1933 Act. Within forty-five (45) days of the Closing Date, Seller shall, at Seller’s expenses, prepare and deliver the audited financial statements and reports of Seller which are necessary for compliance, in form and content, with the applicable financial statement requirements of Parent pursuant to Rule 3-05 of Regulation S-X, which Seller agrees shall include audited financial statements for the year ended December 31, 2014 (the “Required Financial Statements”). In addition, Seller shall use commercially reasonable efforts to assist Parent in the preparation of the pro forma financial information with respect to the business combination contemplated by this Agreement required by Article 11 of Regulation S-X of the SEC.

(b)    Seller shall use commercially reasonable efforts to cause Lautze & Lautze to cooperate with Parent to the extent necessary in connection with this Section 5.03, including to deliver to Parent any consent that Parent is obligated to file with the SEC with respect to the Required Financial Statements and the reference to them as “experts” in any filing of Parent with the SEC that includes the Required Financial Statements.

(c)    The Required Financial Statements shall be prepared in accordance with GAAP consistently applied throughout the periods covered by each such statement, shall be consistent with the books and records of Seller, and shall fairly present, in all material respects, the financial condition of Seller as of the respective dates and the results of operations and cash flows of Seller for the respective periods then ended.

(d)    Effective as of the Closing, Seller will change its legal name so as not to include any Seller Mark.  From and after the Closing, except for banking purposes solely to the extent necessary to deposit outstanding checks and collect the Trade Accounts Receivable, Seller shall not use or license, or permit any third party to use, any trademark, service mark or other source identifier that includes any Seller Mark.  For purposes of this Section, “Seller Mark” means the term “Marchi Thermal Systems, Inc.” and any trademark, service mark or other source identifier that includes such term, is a derivative or variation thereof or is confusingly similar thereto.

(e)    Further Assurances.  Following the Closing, Seller shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by Buyer or Parent to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. To the extent that Buyer cannot be granted possession in respect of any Purchased Assets as of the Closing Date, such Purchased Assets shall be held by Seller for and on behalf of Buyer.  As promptly as practical following the Closing Date, Seller shall, and shall cause its Affiliates to, obtain any consent required to be obtained (pursuant to Applicable Law, Contract or otherwise) by Seller in connection with the transactions contemplated by this Agreement or the Transaction Documents to which it is a party, including those consents listed on Section 3.07 of the Seller Disclosure Schedule.  Seller shall promptly deliver to Buyer a copy of each such consent obtained.

ARTICLE 6
Covenants of Buyer and Seller

Parent, Buyer and Seller agree that:

Section 6.01. Attorney.  Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (a) to collect for the account of Buyer any items of Purchased Assets and (b) subject to Section 10.02 and Section 10.03 hereof, to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.  Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.  For the avoidance of doubt, the foregoing powers shall not include any power to collect the Trade Accounts Receivable.

Section 6.02. Public Announcements.  The parties agree that Parent shall be entitled to issue a press release (the “Press Release”) and one or more Form 8-Ks with respect to the announcement of this Agreement and the transactions contemplated hereby (the “Announcements”); provided that unless required by Applicable Law or stock exchange requirements, in no event shall such Announcements disclose the shareholders of Seller.  Parent shall prepare the initial draft of any such Press Release, provide Seller with a reasonable opportunity (not to be less than two (2) Business Days) to review such release and comment thereon, and consider any such comments of Seller in good faith and use reasonable efforts to resolve any disagreements with Seller on the contents of such Press Release before it is issued.  Other than as provided in the preceding sentence with respect to the Announcements, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing requirement of any national securities exchange, Parent and Buyer shall not issue any such press release or make any such public statement without the prior consent of Seller (which consent shall not be unreasonably withheld or delayed), Seller shall not issue any such press release or make any such public statement without the prior consent of Parent, and no such press release or public announcement shall disclose the shareholders of Seller unless required by Applicable Law or stock exchange requirements; provided, however, that if disclosure is required by Applicable Law, Parent, Buyer and Seller shall, to the extent reasonably possible, provide the other parties with prompt notice of such requirements prior to making any disclosure so that such other parties may seek an appropriative protective order; provided, further, that after the transactions contemplated hereby have been announced, Parent shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by Parent in accordance with the provisions of this Section 6.02 or that are required to be disclosed pursuant to the 1933 Act, the 1934 Act or the requirements of any national securities exchange.

Section 6.03. WARN Act.  The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by this Agreement.  Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees.  Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business that are not Transferred Employees.

Section 6.04. Delivery of Post-Closing Correspondence.  Following the Closing: (i) Seller shall promptly forward to Buyer any mail (including electronic mail) and other correspondence that Seller or any of its Affiliates receives after the Closing Date that relates to the Business or the Purchased Assets or is otherwise intended for the owner of the Business or the Purchased Assets; and (ii) Buyer shall promptly forward to Seller any mail (including electronic mail) and other correspondence that Buyer or any of its Affiliates receives after the Closing Date that relates to the Excluded Assets or the Excluded Liabilities.

ARTICLE 7
SEC Registration.

Parent and Seller agree that:

Section 7.01. Shelf Registration; Parent’s Obligations. Subject to compliance by Seller of Seller’s obligations under Section 7.02:

(a)    Parent shall, as soon as reasonably practicable following the Closing, and in any event within 15 days thereof, file a registration statement (the “Registration Statement”) with the SEC to effect the registration under the 1933 Act of the resale of the shares of Parent Common Stock received by Seller at Closing (together with any shares of Parent Common Stock issued in connection with any stock dividend, split, combination or recapitalization on, of or with respect to such shares, collectively, the “Registrable Shares”) pursuant to Rule 415 promulgated under the 1933 Act.  Parent shall provide Seller with an opportunity to review and comment on the Registration Statement prior to its filing.

(b)    The Registration Statement shall be filed on an SEC form appropriate for the resale of the Shares under the 1933 Act; provided, that the Registration Statement shall be on Form S-3 unless Parent is not then eligible to register for resale the Registrable Shares on Form S-3, in which case such Registration Statement shall be on another appropriate form for such purpose and shall contain (except if otherwise required by the 1933 Act) a plan of distribution reasonably agreed upon by Parent and Seller.

(c)    Parent shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable.  After the Registration Statement is filed, Parent shall respond as promptly as practicable to comments made by the staff of the SEC to such Registration Statement.

(d)    The Registration Statement shall comply in all material respects with the requirements of the 1933 Act and the rules and regulations of the SEC promulgated thereunder and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(e)    Parent will use its reasonable commercial efforts to keep the Registration Statement effective to sell Registrable Shares on a continuous basis, until the earlier of (i) such date as all of the Registrable Shares have been resold or (ii) such date as all of the Registrable Shares may be resold by Seller without registration under the 1933 Act pursuant Rule 144(b)(1) of the 1933 Act (or any successor or similar rule then in force).

(f)    Parent may, by written notice to Seller, refuse to permit Seller to resell any Registrable Shares pursuant to the Registration Statement if, as a result of an event or set of facts or circumstances wholly or partly outside of Parent’s control, Parent has determined in good faith that such a sale would be in violation of the requirements of the 1933 Act and the regulations promulgated by the SEC thereunder; provided, however, that in order to exercise this right, Parent must furnish Seller with a certificate signed by the Chief Executive Officer of Parent stating that in the good faith judgment of Parent, suspension of the sale of shares under the Registration Statement is necessary because such a sale would be in violation of the requirements of the 1933 Act and the regulations promulgated by the SEC thereunder.  Furthermore, Parent may not exercise such suspension right unless it has imposed a trading blackout under its insider trading policy for a contemporaneous or longer period of time on its directors and executive officers, and instituted a similar suspension of trading with respect to any other shelf registration statements that Parent has in effect at that time.

(g)    If Parent refuses to permit Seller to resell any Registrable Shares pursuant to Section 7.01(f), Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be reasonably necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to Seller authorizing it to resume sales pursuant to the Registration Statement.  If as a result thereof, the prospectus included in the Registration Statement has been amended or supplemented to comply with the requirements of the 1933 Act, Parent shall provide to Seller such revised prospectus or prospectus supplement, and Seller shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus or prospectus supplement.

(h)    For the avoidance of doubt, no exercise by Parent of its right to restrict Seller’s resale of Registrable Shares pursuant to the Registration Statement pursuant to this Section 7.01 shall restrict Seller’s ability to resell Registrable Shares pursuant to Rule 144, to the extent permitted by such Rule and otherwise made in compliance with insider trading laws.

(i)    Parent agrees to indemnify and hold harmless Seller against any Damages to which Seller may become subject by reason of any untrue statement of a material fact contained in the Registration Statement, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages arise out of, or are based upon, information furnished to Parent by or on behalf of Seller or its shareholders for use in the Registration Statement.

Section 7.02. Shelf Registration; Seller’s Obligations.

(a)    Seller will provide Parent all information reasonably requested by Parent from Seller or its shareholders in order to file the Registration Statement and any amendment, exhibit, supplement or correspondence thereto and shall execute such documents in connection with such registration as may be reasonably required.  Seller further agrees to furnish promptly to Parent in writing all information reasonably requested from time to time in order to make the information previously furnished to Parent by Seller not materially misleading.

(b)    Seller, by Seller’s acceptance of the Registrable Shares, agrees to cooperate in all commercially reasonable respects with Parent as requested by Parent in connection with the preparation and filing of the Registration Statement.

(c)    Seller agrees that, upon receipt of any notice from Parent pursuant to Section 7.01(f), Seller will immediately discontinue disposition of the Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until Seller’s receipt of written notice from Parent as contemplated by Section 7.01(g) and, if so directed by Parent, Seller shall deliver to Parent or destroy (and deliver to Parent a certificate of destruction) all copies in Seller’s possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.

Section 7.03. Expenses of Registration.  Parent shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and Seller shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Shares to be resold by Seller.  “Registration Expenses” shall mean all expenses, except for Selling Expenses, incurred by Parent in complying with the registration provisions set forth herein, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses and the expense of any special audits incident to or required in connection with any such registration.  “Selling Expenses” shall mean selling commissions, underwriting fees, expenses of counsel to Seller and stock transfer taxes applicable to the Registrable Shares.

ARTICLE 8
Tax Matters

Section 8.01. Tax Cooperation; Allocation of Taxes.

(a)    Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets or the Business.

(b)    Seller shall be liable for any Apportioned Tax Obligations for a Pre-Closing Tax Period.  All Apportioned Tax Obligations for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Apportioned Tax Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Tax Obligations that is attributable to the Post-Closing Tax Period.

(c)    All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement, whether payable on or after the Closing, shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  Buyer and Seller shall cooperate in providing each other (and any relevant Taxing Authority) with any appropriate resale exemption certifications and other similar documentation to ensure that all appropriate exemptions are applied by the relevant Taxing Authorities.

(d)    Apportioned Tax Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.01(b) or Section 8.01(c), as the case may be; provided that Seller shall not be required to pay any Apportioned Tax Obligations and Transfer Taxes reflected in the Estimated Seller Apportioned Tax Obligations and Transfer Taxes and that reduced the amount paid by Buyer pursuant to Section 2.06(a)(iv).  Upon payment of any such Apportioned Tax Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.01(b) or Section 8.01(c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.  Any payment not made within such time shall bear interest at the rate set forth in Section 2.08(e) for each day until paid.

ARTICLE 9
Employee Benefits

Section 9.01. Employee Benefits Representations.  Seller hereby represents and warrants to Buyer that:

(a)    Section 9.01(a) of the Seller Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and covers any employee or former employee of the Business, or with respect to which Seller or any of its ERISA Affiliates has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Tax Return (Form 990), if applicable, prepared in connection with any such plan or trust.  Such plans, agreements and arrangements (without regard to materiality) are referred to collectively herein as the “Employee Plans.”

(b)    None of Seller or any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)    None of Seller or any ERISA Affiliate of Seller contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued.  Seller has made available to Buyer copies of the most recent Internal Revenue

Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, Buyer or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)    There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Seller from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Business other than limitations imposed under the terms of a collective bargaining agreement.

(f)    There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g)    Except as may be set forth in the Offer Letters or may arise from the action of Purchaser or Buyer, no Transferred Employee will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby.

(h)    There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Seller, threatened against or involving, any Employee Plan before any arbitrator or any Governmental Authority.

(i)    No Employee Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Seller does not have any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider for any tax incurred by such service provider under Section 409A or 4999 of the Code.

(j)    Seller is not a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or similar organization.

(k)    Seller is in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(l)    There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of Seller, threatened against or affecting Seller.

(m)    The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Seller to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 9.02. Employees and Offers of Employment.  On the Closing Date, Seller shall terminate the employment of, and Buyer shall offer employment to, all active employees of the Business; provided, that, subject to the terms of the Offer Letters, Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer.  For purposes of this Article 9 and Section 3.24, the term “active employee” shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by Buyer as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date.  Any such offers shall, as of the Closing date, (a) be at such salary or wage levels at least as favorable to each such employee as such employee’s total salary or wage level with Seller as of the Closing Date and (b) provide that each such employee shall be eligible to participate in the benefit and bonus plans of Parent to the full extent of Parent’s other similarly situated employees. Buyer shall provide for enrollment in Buyer’s employee benefit plans immediately upon commencement of employment with Buyer, without any waiting periods.  The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees.”  Seller will not take any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees.  Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

Section 9.03. Seller’s Employee Benefit Plans.

(a)    Seller shall retain all obligations and liabilities under the Employee Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee.  Except as expressly set forth herein, Seller shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Employee Plans, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto.  Except as expressly set forth herein, no assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Accrued benefits or account balances of Transferred Employees under the Employee Plans shall be fully vested as of the Closing Date.

(b)    With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker’s compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans to the extent any such liability or obligation relates to the period prior to the Closing Date including liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

(c)    With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Employee Plan on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by an Employee Plan, until such time (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person’s hospitalization has terminated.  With respect to any Employee Plans covering medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its Affiliates shall be responsible for such Employee Plans covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

Section 9.04. Buyer Benefit Plans.  Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Seller: (i) for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date; and (ii) for purposes of vacation accrual and severance.

Section 9.05. No Third Party Beneficiaries.  No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute an amendment if, or a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE 10
Survival; Indemnification

Section 10.01. Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing required to be delivered pursuant to this Agreement shall survive the Closing until 15 months following the Closing Date; provided that the Fundamental Representations shall survive the Closing and continue in effect for the full period of all applicable statutes of limitations.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing required to be delivered pursuant to this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.02. Indemnification.

(a)    Effective at and after the Closing, Seller hereby indemnifies Parent, Buyer, their respective Affiliates, officers, directors, managers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable and documented expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto (“Damages”) incurred or suffered by any Buyer Indemnified Party arising out of:

(i)    any inaccuracy, misrepresentation or breach of warranty (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein in determining the amount of any

Damages) (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(ii)    any error in the Balance Sheet; or

(iii)    any Excluded Liability;

(b)    Effective at and after the Closing, Buyer and Parent, jointly and severally, hereby indemnify Seller, its Affiliates, officers, directors, managers, employees, agents and successors and assigns (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnified Party arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer and/or Parent pursuant to this Agreement.

Section 10.03. Third Party Claim Procedures.

(a)    The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  Provided notice is given prior to the applicable survival date for such claim pursuant to Section 10.02, the failure to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 10 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 10.03(b)(i) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 10.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates, (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim, or (vi) the Third Party Claim relates to Taxes.

(d)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates.

(e)    In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)    Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 10.04. Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 10.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  Provided notice is given prior to the applicable survival date for such claim pursuant to Section 10.02, the failure to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.

Section 10.05. Payment of Damages; Offset Against and Reduction of Holdback Amount. Any indemnification for Damages to which any Buyer Indemnified Party is entitled under this Agreement shall first be offset by Buyer against and reduce the Holdback Amount (to the extent thereof remaining as of such date); provided that for any Damages relating to a Warranty Breach (other than relating to the Fundamental Representations), no amount shall be offset against the Holdback until the Basket has been reached, and then only amounts in excess of the Basket may be so offset.  If any claim for indemnification is under dispute by Seller at the time of a scheduled payment of the Holdback Amount to Seller, the amount of Damages underlying the applicable claim shall be withheld by Buyer from such payment until final resolution of the dispute and, if resolved in favor of Seller, shall be paid to Seller promptly following such resolution.  To the extent that the amount of Damages payable pursuant to the applicable indemnification claim exceeds the then remaining amount of the Holdback Amount, the shortfall between the amount of Damages and the Holdback Amount shall be paid directly by Seller and the Holdback Amount shall be reduced to $0.

Section 10.06. Purchase Price Adjustment.  Any amount paid by Seller pursuant to this Article 10 shall, for tax purposes, be treated as an adjustment to the Purchase Price.

Section 10.07. Limitations on Indemnification.

(a)    With respect to Damages for any Warranty Breach by Seller under Section 10.02(a)(i) or by Buyer or Parent under Section 10.02(b) (in each case, other than for a Warranty Breach relating to any of the Fundamental Representations):

(i)    the maximum aggregate liability of Seller for a Warranty Breach under Section 10.02(a)(i) and for Buyer and Parent for a Warranty Breach under Section 10.02(b), respectively, shall not exceed $4,150,000; and

(ii)    neither Seller under Section 10.02(a)(i) , nor Buyer and Parent under Section 10.02(b), shall be required to indemnify the other party for Damages for a Warranty Breach (other than relating to the Fundamental Representations) under such Section until the aggregate amount of all such Damages exceeds $250,000 (the “Basket”), and then only for Damages in excess of the Basket.

(b)    The aggregate liability of Seller, on the one hand, and of Buyer and Parent, on the other hand, for all indemnification obligations hereunder, except for indemnification obligations under Section 10.02(a)(iii), shall not exceed $41,500,000.

(c)    An Indemnified Party seeking indemnification hereunder shall use commercially reasonable efforts to mitigate Damages for which such indemnification is sought.

(d)    The “Damages” for which indemnification is provided pursuant to this Article 10 shall not include any incidental, indirect, consequential, punitive, exemplary, or special damages, losses, liabilities or expenses, or any lost profits or diminution in value, unless in each such case such claims are brought by a third party.

(e)    The Buyer Indemnified Parties shall not be entitled to make any indemnification claim for Damages to the extent the item giving rise to such Damages was taken into account in the determination of, and included in, the Final Closing Adjustment Payment.

(f)    No Indemnified Party shall be entitled to indemnification under this Article 10 for any amount to the extent such Indemnified Party or its Affiliate has been indemnified or otherwise compensated for such amount (including by receipt of insurance proceeds) pursuant to this Agreement or any other Contract; provided, that an Indemnified Party shall not be required to file any claim with respect to any insurance coverage (i) in the event that such Indemnified Party has other claims under such insurance policies that, when taken together with such Damages, would exceed the policy limits of the applicable insurance policies, or (ii) where such Indemnified Party reasonably concludes that seeking insurance coverage for such Damages would materially and adversely affect such Indemnified Party’s claims history, insurance premium, or ability to renew or replace such insurance coverage on acceptable terms (determined without reference to any claims such Indemnified Party has filed under such insurance coverage that do not relate to matters for which such Indemnified Party is entitled to indemnification hereunder).

Section 10.08. Sole Remedy. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the sole and exclusive remedy for any Warranty Breach (other than for claims based on (i) fraud, intentional misrepresentation or willful misconduct or (ii) breaches of Fundamental Representations) shall be the right of indemnification as and to the extent set forth in this Article 10, and in all events subject to all of the limitations herein, the parties waiving all and each other remedy available to them at law or in equity.

ARTICLE 11
Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Buyer, to:

Ultra Clean Holdings, Inc.
26462 Corporate Avenue
Attention: Kevin (Casey) Eichler
Facsimile No.: 510-576-4401
E-mail: ceichler@uct.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Alan F. Denenberg
Facsimile No.: 650-752-3604
E-mail: alan.denenberg@davispolk.com

if to Seller, to:

Drake Associates, Inc.
c/o Greene Radovsky Maloney Share & Hennigh LLP
Four Embarcadero Center, Suite 4000
San Francisco, CA 94111
Attention: James Hawthorne & John Ma, c/o Richard L. Greene
Facsimile No.: (415) 777-4961
E-mail: jimhawthorne@gmail.com; zada94@yahoo.com

with a copy to (which shall not constitute notice):

Greene Radovsky Maloney Share & Hennigh
4 Embarcadero Center, Suite 4000
San Francisco, CA 94111
Attention: Richard L. Greene & Heather J. Kirlin
Facsimile No.: (415) 777-4961
E-mail: RGreene@greeneradovsky.com; hkirlin@greeneradovsky.com or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.  The fact that any item of information is contained in either the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  The inclusion of any information in either such Disclosure Schedule shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement.  The information contained in each Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including without limitation, any violation of Applicable Law or breach of any Contract.

Section 11.04. Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 11.06. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

Section 11.07. Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of California or other California state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The reproduction of signatures by means of facsimile device or electronic means (such as .pdf) shall be treated as though such reproductions are executed originals and each party covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within five (5) Business Days following transmittal by facsimile or other electronic means.

No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.10. Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.11. Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.  Seller agrees to indemnify and hold Buyer harmless against any and all Damages incurred or suffered by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

Section 11.12. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER: MARCHI THERMAL SYSTEMS, INC.
By:	/s/ James Hawthorne
	Name:	James Hawthorne
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER: DRAKE ACQUISITION SUBSIDIARY, INC.
By:	/s/ Kevin C. Eichler
	Name:	Kevin C. Eichler
	Title:	Treasurer and Secretary

PARENT: ULTRA CLEAN HOLDINGS, INC.
By:	/s/ Kevin C. Eichler
	Name:	Kevin C. Eichler
	Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

[Form of Assignment and Assumption Agreement]

EXHIBIT B

[Form of Offer Letter]

EXHIBIT C

[Form of Non-Competition Agreement]

EXHIBIT D

[Form of Assignment and Assumption of the Lease]

EXHIBIT E

[Form of Bill of Sale]

EXHIBIT F

[Form of Consulting Agreement]

EXHIBIT G

[Assignment of Letters Patent and Applications for Letters Patent]

EXHIBIT H

[Real Property Lease Guaranty]

SCHEDULE I

[Seller Disclosure Schedule]

SCHEDULE II

Buyer Disclosure Schedule

None.

SCHEDULE III

Estimated Closing Adjustment

SCHEDULE IV

Estimated Apportioned Tax Obligations and Transfer Taxes